SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2004

Monterey Pasta Company

(Exact name of registrant as specified in its charter)

Delaware	0-22534-LA	77-0227341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1528 Moffett Street Salinas, California	93905
(Address of principal executive offices)	(Zip Code)

(831) 753-6262
(Registrant’s telephone number, including area code)

Item 2:  Acquisition or Disposition of Assets.

On January 28, 2004, Monterey Pasta Company (“Monterey Pasta”) and CIBO Naturals, LLC (“CIBO”), entered into an agreement for purchase and sale of limited liability company units under which Monterey Pasta acquired 80% of CIBO in exchange for $6.0 million cash and a loan to CIBO of $1.0 million and has the right to acquire all remaining equity interests after four years at a predetermined calculation based on earnings before tax.  As part of the agreement Monterey Pasta Company is entitled to 100% of all losses and (subject to a cumulative ceiling over the period of the agreement) all profits of CIBO after the date of the Agreement.  A copy of the purchase and sale agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Also on January 28, 2004, Monterey Pasta and CIBO issued a joint press release announcing the transaction.  A copy of the joint press release is attached hereto as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.  Exhibits

(a)  Financial Statements of Businesses Acquired.

It is impracticable for the Registrant to file herewith the required financial statements in this Current Report on Form 8-K.  The required financial statements will be filed by amendment as soon as practicable, but not later than 60 days after the date of this Current Report on Form 8-K was required to be filed.

(b)  Pro Forma Financial Information.

It is impracticable for the Registrant to file herewith the required pro forma financial information in this Current Report on Form 8-K.  The required pro forma financial information will be filed by amendment as soon as practicable, but not later than 60 days after the date of this Current Report on Form 8-K was required to be filed.

(c)  Exhibits.

2.6                                 Purchase and Sale of Limited Liability Company Units, dated as of January 28, 2004, by and among Monterey Pasta Company, CIBO Naturals LLC, Suekat LLC, and Obic, Inc. Schedules to this agreement have not been filed, but Monterey Pasta will provide supplementally a copy of any Schedule to the Commission upon its request.  A list of the Schedules is contained in the Table of Contents of the Agreement.

99.1                           Press release dated January 28, 2004, issued jointly by Monterey Pasta Company and CIBO Naturals LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTEREY PASTA COMPANY

Date: February 5, 2004	By:	/s/ Scott Wheeler
Scott Wheeler Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.6	Purchase and Sale of Limited Liability Company Units, dated as of January 28, 2004, by and among Monterey Pasta Company and CIBO Naturals LLC, Suekat LLC, and Obic, Inc.

99.1	Press release dated January 28, 2004, issued jointly by Monterey Pasta Company and CIBO Naturals LL